Exhibit 99.1

Tecnoglass Reports Record Third Quarter 2022 Results and Announces $50 Million Share Repurchase Program

- Record Total Revenues of $201.8 Million, Up 53% Year-Over-Year -

- Revenues Driven Entirely by Organic Growth in Both Single-Family Residential and Commercial Businesses -

- Record Gross Margin of 52.2%, Up 1300 Basis Points Year-Over-Year -

- Record Net Income of $46.9 Million and $0.98 Per Diluted Share -

- Record Adjusted Net Income1 of $48.0 Million and $1.01 Per Diluted Share -

- Adjusted EBITDA1 More Than Doubled Year-Over-Year to $78.5 Million, or 38.9% of Total Revenues -

- Cash Flow from Operations of $29.1 Million Drives All Time Low Leverage Now Standing at 0.4x -

- Backlog Expanded 21.1% Year-Over-Year to a Record $696.9 Million -

- Facility Investments Remain on Track to Increase Operational Capacity to ~$950 Million in Revenues in the Second Quarter of 2023 -

- Increases Full Year 2022 Growth Outlook to Adjusted EBITDA1 of $240 Million to $255 Million on Total Revenues of $680 Million to $700 Million -

- Board of Directors Authorizes a $50 million Share Repurchase Program Based on Business Strength, Robust Backlog Growth and Cashflow Generation -

BARRANQUILLA, Colombia – November 3, 2022 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2022.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “The strong efforts of our entire team led to another quarter of record results across nearly all metrics while operating through a complex macro environment. Demand for our high-performance architectural glass, window and aluminum products remains robust, with significant momentum in our single-family residential business, in addition to an acceleration in our commercial orders. We are set up to continue growing faster than the market as a result of our multi-year effort to diversify our business with new customers, products, end markets and geographies. We were especially pleased to achieve a record gross margin in excess of 50%. While this gross margin was well ahead of our normalized level, our performance demonstrates the power of our prior investments in automation and capacity enhancements, our unique, vertically-integrated platform and our strategic positioning in attractive markets. This gives us confidence that our current targeted investments to further modernize, automate and expand our operations will enable us to maintain short lead times, increase revenues and produce solid returns.”

José Manuel Daes continued, “The structural enhancements in our business, our diversified revenue mix, and our prudent working capital management have helped us generate 11 straight quarters of exceptional cash flow. Based on the Board’s confidence in our strategy and cash generation, we are pleased to announce today the authorization of a new $50 million share repurchase program as an additional avenue to build value in our Company. As we move forward, we believe our structural advantages and highly profitable growth strategy will allow us to continue generating exceptional cash flow as we look to deliver value for our shareholders.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are extremely pleased with our ability to produce another quarter of record results and above market growth. Our results reflect our ability to capitalize on strengthening commercial activity in attractive high growth markets in addition to capturing solid demand and share gains through the expansion of our single-family residential business. Our track record of successfully delivering high profile projects and maintaining superb lead times for our customers has earned us an increasing number of opportunities across the U.S., demonstrated by our expanding backlog of multifamily and commercial projects, up 21.1% year-over-year. We are also thrilled with the continued momentum across our business into the fourth quarter, which is reflected in our increased full year 2022 growth outlook. With our innovative product portfolio, strong industry relationships and structural competitive advantages, we believe we are on the path to continue growing faster than our end markets into 2023 and beyond.”

Third Quarter 2022 Results

Total revenues for the third quarter of 2022 increased 53.3% to $201.8 million compared to $131.7 million in the prior year quarter, driven by an increase in the Company’s commercial activity, strong growth in single-family residential activity and market share gains. Single-family residential revenues increased approximately 44% year-over-year, representing 42.5% of total revenues for the third quarter, helped by continued strong demand within the repair and remodeling space, the ongoing expansion of the Company’s Multimax product line, and a larger customer base. Changes in foreign currency exchange rates had an adverse impact of $0.7 million on both Colombia revenues and total revenues in the quarter.

Gross profit for the third quarter of 2022 nearly doubled to $105.3 million, representing a 52.2% gross margin, compared to gross profit of $51.5 million, representing a 39.2% gross margin in the prior year quarter. The 1,300 basis point improvement in gross margin mainly reflected operating leverage on higher sales, favorable pricing dynamics, greater operating efficiencies related to automation and a favorable FX trend given the recent strengthening of the US Dollar. Selling, general and administrative expense (“SG&A”) was $35.2 million compared to $21.7 million in the prior year quarter, with the majority of the increase attributable to higher shipping expenses as a result of a higher sales volume and higher shipping rates. Additionally, the Company incurred a one-time settlement expense related to a project contracted in 2016 that is now fully resolved. As a percent of total revenues, SG&A was 17.4% compared to 16.5% in the prior year quarter. Excluding the aforementioned settlement, SG&A as a percent of total revenues improved by 180 basis points compared to the prior year quarter.

Net income was $46.9 million, or $0.98 per diluted share, in the third quarter of 2022 compared to net income of $20.7 million, or $0.43 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $0.5 million in the third quarter of 2022 and a $0.2 million gain in the third quarter of 2021. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $48.0 million, or $1.01 per diluted share, in the third quarter of 2022 compared to adjusted net income of $21.2 million, or $0.45 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, more than doubled to $78.5 million, or 38.9% of total revenues, in the third quarter of 2022, compared to $38.5 million, or 29.2% of total revenues, in the prior year quarter. The improvement was driven by higher sales and a stronger gross margin. Adjusted EBITDA1 included a $0.9 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.8 million in the prior year quarter.

Balance Sheet & Liquidity

The Company ended the third quarter of 2022 with total liquidity of approximately $255 million, including cash and cash equivalents of $84 million and availability under its committed revolving credit facilities of $170 million. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 0.4 times net debt to LTM adjusted EBITDA1, compared to 0.9 times in the prior year quarter.

High-Return Capital Investments

During 2022, the Company initiated enhancements at its glass and aluminum facilities to increase production capacity and automate operations. Based on the timing of capital investments, the Company maintains its expectation to increase installed production capacity to an amount equivalent to over $800 million of annual sales by the end of 2022, followed by a further expansion of installed production capacity to an amount equivalent to approximately $950 million of annual sales by the end of the second quarter of 2023.

Dividend

The Company declared a quarterly cash dividend of $0.075 per share for the third quarter of 2022, representing a 15% increase from the previous dividend, which was paid on October 31, 2022 to shareholders of record as of the close of business on September 30, 2022.

Share Repurchase Program

On November 3, 2022, the Company’s Board of Directors authorized Tecnoglass to buy back up to $50 million of its common shares. The timing and amount of any share repurchases under the share repurchase program will be determined by Tecnoglass management at its discretion based on ongoing assessments of the capital needs of the business, the market price of Tecnoglass common stock and general market conditions. Share repurchases under the program may be made through a variety of methods, which may include open market purchases, in block trades, trading plans in accordance with Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or any combination of such methods. Open market purchases will be made in compliance with the “safe harbor” provisions of Rule 10b-18 under the Exchange Act. The program does not obligate Tecnoglass to acquire any particular amount of its common stock, has no set expiration date and may be suspended or discontinued at any time at the Company’s discretion subject to applicable securities laws.

Full Year 2022 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our exceptional third quarter performance and expectations for continued growth for our products through year-end, we are increasing our full year 2022 growth outlook for revenues and adjusted EBITDA1. We now expect 2022 revenues to grow to a range of $680 million to $700 million and for adjusted EBITDA1 to increase to a range of $240 million to $255 million. This implies adjusted EBITDA growth of approximately 67% at the midpoint. We expect to further build upon our strong track record of strategic execution and leverage our vertically integrated business model, which positions us to drive another year of record results and cash flow in the full year 2022.”

Webcast and Conference Call

Management will host a webcast and conference call on November 3, 2022 at 10:00 a.m. Eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-943-2944 (domestic) or 1- 973-528-0098 (international). Upon dialing in, please provide conference entry code 487318.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (800)-332-6854 (Domestic) or (973)-528-0005 (International) and entering passcode: 487318.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 3.8 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$84,434	$85,011
Investments	2,211	1,977
Trade accounts receivable, net	133,854	110,539
Due from related parties	1,642	2,252
Inventories	122,802	84,975
Contract assets – current portion	17,496	18,667
Other current assets	29,739	22,854
Total current assets	$392,178	$326,275
Long-term assets:
Property, plant and equipment, net	$184,110	$166,629
Deferred income taxes	2,897	596
Contract assets – non-current	7,135	11,853
Long-term trade accounts receivable	4,138	3,995
Intangible assets	2,826	3,337
Goodwill	23,561	23,561
Long-term investments	57,249	51,160
Other long-term assets	3,988	4,157
Total long-term assets	285,904	265,288
Total assets	$678,082	$591,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$434	$10,700
Trade accounts payable and accrued expenses	86,707	68,087
Due to related parties	5,209	3,857
Dividends payable	3,621	3,141
Contract liability – current portion	53,251	45,213
Other current liabilities	43,285	24,017
Total current liabilities	$192,507	$155,015
Long-term liabilities:
Deferred income taxes	$3,939	$3,417
Contract liability – non-current	11	78
Long-term debt	168,255	188,355
Total long-term liabilities	172,205	191,850
Total liabilities	$364,712	$346,865
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	$—	$—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	5	5
Legal Reserves	1,458	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	182,859	91,045
Accumulated other comprehensive loss	(91,593)	(68,751
Shareholders’ equity attributable to controlling interest	312,019	243,862
Shareholders’ equity attributable to non-controlling interest	1,351	836
Total shareholders’ equity	313,370	244,698
Total liabilities and shareholders’ equity	$678,082	$591,563

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating revenues:
External customers	$201,240	$131,201	$503,919	$363,777
Related parties	540	458	1,533	1,189
Total operating revenues	201,780	131,659	505,452	364,966
Cost of sales	96,484	80,110	266,191	218,978
Gross profit	105,296	51,549	239,261	145,988
Operating expenses:
Selling expense	(20,250)	(13,310)	(50,234)	(36,423)
General and administrative expense	(14,914)	(8,351)	(36,040)	(25,476)
Other professional fees	-	-	(3,402)	-
Total operating expenses	(35,164)	(21,661)	(89,676)	(61,899)
Operating income	70,132	29,888	149,585	84,089
Non-operating income (expenses), net	634	139	1,137	69
Equity method income	1,821	1,291	5,070	3,170
Foreign currency transactions (loss) gains	(450)	188	(856)	333
Gain (loss) on debt extinguishment	-	175	-	(10,803)
Interest expense and deferred cost of financing	(2,249)	(2,156)	(5,432)	(8,120)
Income before taxes	69,888	29,525	149,504	68,738
Income tax provision	(22,966)	(8,866)	(48,216)	(20,155)
Net income	$46,922	$20,659	$101,288	$48,583
Income attributable to non-controlling interest	(196)	(20)	(515)	(160)
Income attributable to parent	$46,726	$20,639	$100,773	$48,423
Comprehensive income:
Net income	$46,922	$20,659	$101,288	$48,583
Foreign currency translation adjustments	(22,054)	(4,023)	(32,039)	(20,842)
Change in fair value of derivative contracts	4,865	-	9,197	(159)
Total comprehensive income	$29,733	$16,636	$78,446	$27,582
Comprehensive (loss) income attributable to non-controlling interest	(196)	(20)	(515)	(160)
Total comprehensive income attributable to parent	$29,537	$16,616	$77,931	$27,422
Basic income per share	$0.98	$0.43	$2.12	$1.02
Diluted income per share	$0.98	0.43	$2.12	$1.02
Basic weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773
Diluted weighted average common shares outstanding	47,674,773	47,674,773	47,674,773	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$101,288	$48,584
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Allowance for credit losses	541	1,056
Depreciation and amortization	15,089	15,613
Deferred income taxes	140	398
Equity method income	(5,070)	(3,170)
Deferred cost of financing	1,059	994
Other non-cash adjustments	(22)	(25)
Loss on debt extinguishment	-	2,333
Unrealized currency translation losses	9,482	4,582
Changes in operating assets and liabilities:
Trade accounts receivable	(29,486)	(16,472)
Inventories	(53,911)	(8,430)
Prepaid expenses	(1,126)	(2,111)
Other assets	(1,646)	(9,704)
Trade accounts payable and accrued expenses	14,638	40,547
Accrued interest expense	(1)	(7,172)
Taxes payable	23,962	11,929
Labor liabilities	1,629	967
Other liabilities	(1,851)	(419)
Contract assets and liabilities	14,974	14,934
Related parties	2,409	(1,606)
CASH PROVIDED BY OPERATING ACTIVITIES	$92,098	$92,828

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	-	177
Proceeds from sale of property and equipment	-	75
Purchase of investments	(1,285)	(63)
Acquisition of property and equipment	(46,817)	(32,066)
CASH USED IN INVESTING ACTIVITIES	$(48,102)	$(31,877)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(9,294)	(3,932)
Loss on debt extinguishment - call premium	-	(8,610)
Deferred financing transaction costs	-	(88)
Proceeds from debt	59	221,135
Repayments of debt	(32,002)	(247,024)
CASH USED IN FINANCING ACTIVITIES	$(41,237)	$(38,519)

Effect of exchange rate changes on cash and cash equivalents	$(3,336)	$(3,329)

NET INCREASE IN CASH	(577)	19,103
CASH - Beginning of period	85,011	67,668
CASH - End of period	$84,434	$86,771

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$4,136	$14,124
Income Tax	$25,377	$9,302

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$4,555	$1,641

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	September 30,			September 30,
	2022	2021	% Change	2022	2021	% Change
Revenues by Region
United States	193,504	123,237	57.0%	604,371	420,733	43.6%
Colombia	4,817	5,234	-8.0%	18,968	31,301	-39.4%
Other Countries	3,459	3,189	8.5%	13,933	15,899	(12.4%)
Total Revenues by Region	201,780	131,659	53.3%	637,271	467,933	36.2%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	September 30,			September 30,
	2022	2021	% Change	2022	2021	% Change

Total Revenues with Foreign Currency Held Neutral	202,444	131,659	53.8%	639,181	467,933	36.6%
Impact of changes in foreign currency	(664)	-		(1,910)	-
Total Revenues, As Reported	201,780	131,659	53.3%	637,271	467,933	36.2%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2022	2021	2022	2021

Net (loss) income	46,922	20,659	101,288	48,583
Less: Income (loss) attributable to non-controlling interest	(196)	(20)	(515)	(160)
(Loss) Income attributable to parent	46,726	20,639	100,773	48,423
Foreign currency transactions losses (gains)	450	(188)	856	(333)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	538	1,266	1,947	3,524
Non Recurring professional fees	-	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(175)	-	2,193
Joint Venture VA (Saint Gobain) adjustments	771	(44)	1,743	102
Change in FV of Hedging Derivatives	-	4	-	(176)
Tax impact of adjustments at statutory rate	(528)	(276)	(2,384)	(4,454)
Adjusted net (loss) income	47,957	21,226	106,335	57,889

Basic income (loss) per share	0.98	0.43	2.11	1.02
Diluted income (loss) per share	0.98	0.43	2.11	1.02

Diluted Adjusted net income (loss) per share	1.01	0.45	2.23	1.21

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2022	2021	2022	2021

Net (loss) income	46,922	20,659	101,288	48,583
Less: Income (loss) attributable to non-controlling interest	(196)	(20)	(515)	(160)
(Loss) Income attributable to parent	46,726	20,639	100,773	48,423
Interest expense and deferred cost of financing	2,249	2,156	5,432	8,120
Income tax (benefit) provision	22,966	8,866	48,216	20,155
Depreciation & amortization	4,627	5,098	15,089	15,605
Foreign currency transactions losses (gains)	450	(188)	856	(333)
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	538	1,266	1,947	3,269
Non Recurring professional fees	-	-	3,402	-
Extinguishment of debt - Call Option Premium	-	-	-	8,610
Extinguishment of debt - Deferred Costs	-	(175)	-	2,193
Joint Venture VA (Saint Gobain) EBITDA adjustments	948	813	2,709	2,154
Change in FV of Hedging Derivatives	-	4	-	(176)
Adjusted EBITDA	78,504	38,479	178,422	108,020